Exhibit 99.1

Apex Silver Reports on Third Quarter 2007 Results

Denver, CO, November 9, 2007/Business Wire/ Apex Silver Mines Limited (AMEX: SIL) today reported a net loss of $151.9 million or $2.59 per share for the third quarter 2007 compared to net income of $67.8 million or $1.16 per share for the same 2006 period.

In the third quarter 2007, the company recorded a loss related to its metals derivative positions in the amount of $136.9 million, compared to a loss of $119.9 million on its derivative positions for the third quarter of 2006.  The third quarter 2007 loss is primarily the result of high metals prices and maturity dates drawing closer.  Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, requires that derivative instruments be recorded on the balance sheet at fair value, or “marked to market”, and that changes in the fair value be recorded in current earnings. Also in the third quarter 2007, the company began to settle the derivative positions required by the San Cristobal project finance facility by making cash payments of $19.1 million.  The actual financial impact of the remaining derivative positions will not be known until the positions are closed on their future settlement dates.  At September 30, 2007, the net liability associated with the derivative positions was $983.7 million.

Also in the third quarter 2007, the company recorded a $21.1 million impairment charge to the carrying value of $71.7 million of auction rate securities (ARS) investments held at September 30, 2007.  The ARS investments are floating rate securities with long term nominal maturities that have failed at auction.  In early November, the company sold for approximately $15.6 million certain of its ARS with an original cost basis of approximately $19.6 million.  Under current market conditions, the company does not presently intend to sell its remaining ARS investments.

At September 30, 2007 the company’s aggregate cash, restricted cash, short and long-term investments and restricted investments totaled $299.5 million compared to an aggregate of $514.9 million in cash, restricted cash, short and long-term investments and restricted investments at December 31, 2006.  The decrease in aggregate cash and investment balances is primarily the result of $148.3 million invested in property, plant and equipment related to the development of the San Cristobal mine and $111.1 million spent to fund operations, property holding costs and administrative costs, net of interest and other income, partially offset by $45.0 million drawn under the San Cristobal project finance facility and $59.4 million advanced by Sumitomo.

San Cristobal Startup

During the third quarter 2007 Apex Silver completed the major components of the plant and infrastructure at the San Cristobal mine with total expenditures from January 1, 2004 through  September 30, 2007 of $685 million, excluding working capital and amounts advanced to the companies that built the port and power line facilities.  In September 2007 the company completed the commissioning of the second ball mill, the last major component of the project to be commissioned.  At September 30, 2007 the company estimated that it would be required to make additional payments of approximately $45 million for final payment of accrued construction costs and completion of construction of certain additional facilities and plant components not required for initial operations at San Cristobal.

During the third quarter of 2007, San Cristobal shipped its first concentrates from the port of Mejillones, Chile, consisting of 3,500 dry metric tonnes of bulk concentrates containing lead, silver and zinc.  The company shipped 9,100 dry metric tonnes of zinc concentrate during October and an additional 5,000 dry metric tonnes of zinc concentrates in early November.

During the fourth quarter 2007, the company intends to ramp up production at San Cristobal until the full production rate of approximately 40,000 tonnes per day ore throughput is achieved.  As the ramp-up proceeds, the company is focused on improving the reliability of process water, the continued training of the plant workforce, the reliability of operating supply delivery to site, and improving plant availability.

Apex Silver is a mining exploration and development company.  Its 65%-owned San Cristobal project is the world’s largest development in silver and zinc.  The ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”. This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding estimates of additional payments required for accrued construction costs and completion of additional facilities and plant components and the anticipated ramp up to the full production rate during the fourth quarter 2007.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include problems or delays in startup and operations, variations in ore grade, plant availability and processing rates, reliability of process water and delivery of operating supplies to the site, continued training need s of the plant workforce, problems in emerging financial markets and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2006.

CONTACT:  Jerry Danni, Senior Vice President Corporate Affairs, Apex Silver Mines Corporation, 303-228-0336.

APEX SILVER MINES LIMITED

Summary Financial Information

(In thousands of United States dollars, except for shares and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Income and expenses
Production startup income/(expense), net(exclusive of amounts shown separately below)	$(12,423)	$—	$(12,423)	$—
Interest and other income	5,212	4,469	18,362	12,637
Gain on sale of interest in subsidiary	—	199,600	—	199,600
Gain on extinguishment of debt	—	—	—	2,875
Trading losses - commodities	(136,895)	(119,934)	(194,236)	(370,895)
Trading gains - foreign currency	2,572	203	4,792	439
Loss on auction rate securities	(21,130)	—	(21,130)	—
Exploration expense	(2,975)	(2,155)	(9,341)	(5,162)
Other operating expense	113	(134)	272	(276)
Administrative expense	(7,457)	(4,123)	(19,193)	(15,122)
Interest expense & other borrowing costs	(7,290)	—	(7,290)	(774)
Amortization and depreciation	(4,675)	(100)	(4,865)	(296)
Gain (loss) before minority interest	(184,948)	77,826	(245,052)	(176,974)
Income tax expense	(394)	(54)	(488)	(161)
Minority interest	33,501	(10,016)	61,833	(10,023)
Net gain (loss)	$(151,841)	$67,756	$(183,707)	$(187,158)
Other comprehensive income (loss)	96	(560)	(65)	403
Comprehensive income (loss)	$(151,745)	$67,196	$(183,772)	$(186,755)

Net income (loss) per Ordinary Share-basic	$(2.59)	$1.16	$(3.13)	$(3.35)
Weighted average Ordinary Shares outstanding -basic	58,644,407	58,417,387	58,635,980	55,816,488

Net income (loss) per Ordinary Share-diluted	$(2.59)	$1.15	$(3.13)	$(3.35)
Weighted average Ordinary Shares outstanding- diluted	58,644,407	58,989,561	58,635,980	55,816,488

SUMMARY BALANCE SHEET DATA

in thousands of U.S. dollars	September 30, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$82,123	$49,840
Restricted cash	23,645	31,942
Short-term investments	56,294	325,536
Restricted investments	612	65,343
Inventories	28,376	6,332
Other current assets	11,313	9,984
Total current assets	202,363	488,977

Property, plant and equipment, net	847,756	641,758
Ore stockpile inventories	63,829	21,341
Deferred financing costs	17,146	19,485
Value added tax recoverable	84,590	54,158
Restricted cash	91,000	—
Investments	45,814	42,255
Derivatives at fair value	6,458	—
Deferred tax asset	1,720	—
Other assets	5,310	2,122
Total assets	$1,365,986	$1,270,096

Accounts payable and accrued current liabilities	$54,534	47,979
Accrued interest payable	2,218	3,405
Derivatives at fair value	303,624	39,080
Current portion of long-term debt	8,914	4,408
Total current liabilities	369,290	94,872

Long-term debt	581,623	492,195
Derivatives at fair value	686,546	779,118
Asset retirement obligation	6,660	5,761
Other long-term liabilities	2,540	1,400
Total liabilities	1,646,659	1,373,346

Minority interest in subsidiaries	588	40
Shareholders’ deficit	(281,261)	(103,290)
Total liabilities and shareholders’ deficit	$1,365,986	$1,270,096